September 30, 1998

Dr. Marco Genoni
2075 Rue University
Suite 930
Montreal, PQ H3A 2L1
Canada

Dear Dr. Genoni,

I am writing to confirm our recent discussions about your joining our Company and assisting us in developing market for existing products as well as those now under development.

Effective September 1, you have been named Vice President - Marketing reporting to me. Your primary focus initially will be to help me develop a functional marketing and business plan for the company. Included in this task will be the determination of where to locate our permanent North American offices, identification of key potential target customers, and developing and implementing strategies to sell our product range to them. You will also be responsible for revamping our web-site and web based sales.

In October, we intend to use the business plan as a selling tool to raise additional financing for the company through an institutional private placement. You will assist me in this respect as required in making presentations to potential investors.

We have initially identified the following key commercial sectors on which the Company will concentrate its initial efforts:

1.  OEM for PFP, and CE based fax applications
2. Long distance telephony resellers and large corporate users of telecommunications
3.  Secured printing applications
4.  Government and other institutions requiring secure communications

Over the next few months we will be looking to hire specialists in each of these fields to develop sales in their respective areas of expertise. We will work together in identifying candidates, and in developing strategies to support our commercial endeavors in each segment.

As a "start-up" company, I do not believe it is necessary to try and exhaustively define your job function. Rather, it will evolve in accordance with the direction our business takes through our joint efforts.

Your compensation will be primarily success driven. We have agreed on the following elements:

1. A monthly fee of Cdn. $7,500 paid each month in arrears. No GST would apply as ITI Nevada is a US corporation. You will be responsible for your own office overheads. We will reimburse you reasonable out of pocket expenses such as long distance calls, travel etc. upon submission of appropriate documentation. Please provide us a monthly invoice for your services and expenses.

2. You will be granted 30,00 share purchase options at US$1.50 per share. These options will vest pro-rata temporis over a three year period unless the Company changes control or is acquired in which case all unearned options will vest immediately. A separate agreement on the share options is being forwarded to you.

3. A success fee in accordance with your memo of September 11, a copy of which is enclosed herewith.

It is understood that you will have the status of a private contractor and will be responsible for your own withholding taxes, social security and other contributions.

Either party may at anytime cancel this agreement by giving the other three months written notice of termination. In case of termination, the provisions of the Confidentiality Agreement you previously signed will survive.

It is understood that in case of termination, any commissions due you for sales initiated by you will continue to be honored in accordance with the attached schedule.

I very much look forward to working with you, and ask that you sign and return the enclosed copy of this letter confirming your acceptance of the terms contained herein.

Sincerely yours,                        Read and accepted
"Altaf Nazerali"                        "Marco Genoni"
----------------                        -----------------
Altaf S. Nazerali                       Marco Genoni
President & CEO